Exhibit 10.9

Execution Copy

REDFORD HOLDCO, LLC

SPIRIT FINANCE CORPORATION

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is dated this 7th day of May, 2009 by and among Redford Holdco, LLC, a Delaware corporation (“Holdco”), Spirit Finance Corporation, a Maryland corporation (the “Corporation”, and together with Holdco and their respective direct and indirect subsidiaries, collectively, the “Company”) and Charles H. (Chuck) Cremens (the “Consultant”).

WHEREAS, in light of the Consultant's experience and knowledge regarding capital restructurings and other industry-related matters, the Company wishes to retain the services of the Consultant on the terms and conditions set forth herein and the Consultant has agreed to so serve the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Consulting Period. The Company hereby retains the Consultant to provide the “Services” (as defined in Section 2 hereof) pursuant to the terms and conditions of this Agreement. The Consultant or the Company (upon Supermajority Approval of the Board of Directors of the Corporation and the Board of Directors of Holdco (collectively, the “Board”)) may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) by providing the other party with at least thirty (30) days advance written notice of such termination. The period of time between the date hereof and the termination of the Consultant’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.”

2.	Services. During the Consulting Period, the Company hereby retains the Consultant to perform such services as may be requested by the Board, including without limitation (a) reviewing financial information that has been, and that will be, provided to the Board or to creditors of the Corporation, including without limitation, its short and long-term projected cash flows, pro-forma financial statements and business plan; (b) reporting to the Board on cash management activities and compliance under any of the Corporation’s bank or other financing agreements; (c) assisting in evaluating restructuring plans and initiatives or strategic alternatives for maximizing the enterprise value of the Corporation; (d) participating in discussions with the Corporation’s accountants, auditors, advisors, lenders, lender representatives, potential sources of capital and their advisors; and (e) performing such other services as requested or directed by the Board (collectively, the “Services”). The Consultant shall devote a substantial amount of his business time and attention to providing the Services. As part of the Services, the Consultant shall make himself reasonably available to meet with the Board, or other persons, as reasonably requested by the Board.

3.	Communications Between the Company and the Consultant. In connection with the performance of his duties hereunder, the Consultant shall, and management of the Company shall cause the Consultant to: (a) be given reasonable notice of and the opportunity to participate in all meetings and other communications (whether in person, telephonic, electronic or otherwise), and shall be included in and copied on all correspondence (whether written or electronic), of management with the Corporate Group’s creditors (other than trade creditors) and their financial advisors (including without limitation, Barrier Advisors (“Barrier”)) and with the Corporate Group’s financial advisors (including without limitation, Citigroup Global Markets Inc. (“Citigroup”) and Credit Suisse (“CS”)), potential sources of capital (whether debt or equity) and auditors, (b) be given updates of any meetings or other communications (whether in person, telephonic, electronic or otherwise) by management with such creditors, financial advisors, potential sources of capital (whether debt or equity) and auditors in which the Consultant was not a participant, and (c)be given full and unlimited access to the Corporate Group’s books and records, financial statements and information, properties, personnel, accountants and advisors, as he may request. The “Corporate Group” includes Holdco, the Corporation, Spirit Finance Capital Management, LLC, and any of their direct or indirect subsidiaries.

4.	Consulting Fees and Expenses.

(a)	Consulting Fee. During the Consulting Period, the Consultant shall be entitled to receive a monthly fee of $100,000, payable in advance in monthly installments.

(b)	Reimbursement for Business Expenses. Upon presentation of appropriate documentation, the Consultant shall be reimbursed, in accordance with the Company's expense reimbursement policy, for all reasonable out-of-pocket expenses incurred in connection with the Consultant's performance of the Services.

(c)	Success Fee. The parties agree that they shall negotiate in good faith to devise a mechanism to reward performance of the Consultant based on tangible outcomes. The maximum success fee payable under such mechanism shall be $3,000,000, and shall be based on the Board's good faith evaluation of the value added by the Consultant above ordinary expectations. Such success fee, if any, shall be payable upon completion of the Consulting Period. Prior to commencing any major initiative that the Board may decide is in the best interests of the Company, the specific basis of the success fee calculation shall be negotiated and agreed among Charles Wheeler and David Weil, on behalf of the Board, and the Consultant in good faith

5.

Independent Contractor Status. The Consultant acknowledges and agrees that the Consultant's status at all times shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 4 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant's sole and complete responsibility and that the Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Consultant also agrees that during the Consulting Period, the Consultant shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

6.	Confidential Information. The Consultant agrees that the Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Consultant’s performance of the Services, either during the Consulting Period or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Consultant during the Consulting Period or any other period during which the Consultant provided services to the Company (or any predecessor) (collectively, the “Confidential Information”). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Consultant, (b) becomes generally known to the public subsequent to disclosure to the Consultant through no wrongful act of the Consultant or any representative of the Consultant, or (c) the Consultant is required to disclose by applicable law, regulation or legal process (provided that the Consultant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The Consultant shall refrain from using any of the Confidential Information except in connection with this Agreement. Upon termination of the Consulting Period, or at any other time as the Board may reasonably request, the Consultant shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information and all Work Product (as defined below) of or relating to the business of the Company which he may then possess or have under his control.

7.

Work Product. The Consultant acknowledges that all inventions, improvements, developments, methods, designs, analyses, reports and all similar or related information (whether or not patentable) which relate to the Company’s business that are developed or made by the Consultant during the Consulting Period (“Work Product”) belong to the Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title and interest herein shall vest in the Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title and interest in and to such Work Product has not automatically vested in the Company, the Consultant hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work

Product on a worldwide basis to the Company without further consideration. The Consultant will promptly disclose such Work Product to the Company and perform all actions, and sign all documents, requested by the Company (whether during or after the Consulting Period) to establish and confirm such ownership (including without limitation, assignments, consents, powers of attorney and other instruments). The Company shall reimburse the Consultant for any out-of-pocket expenses reasonably incurred by the Consultant as a result complying with the Company’s requests pursuant to this paragraph 7.

8.	Indemnification. The Company hereby agrees to indemnify the Consultant and hold the Consultant harmless against and in respect of any and all actions, suits, proceedings, claims, demands, liabilities, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Consultant’s performance of the Consultant’s duties and obligations with the Company, provided that the Consultant’s right to indemnification from the Company shall not apply to acts or omissions by the Consultant made in bad faith or to any conduct by the Consultant that would constitute fraud or willful misconduct.

9.	Consultant Representations. The Consultant hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under (a) any agreement, contract or instrument to which the Consultant is a party, including, but not limited to, any employment, consulting, noncompetition, nonsolicitation, confidentiality or similar agreement or arrangement, or (b) any judgment, order or decree to which the Consultant is subject. The Consultant acknowledges and understands that the Company has relied on the foregoing representations in entering into this Agreement.

10.	Assignment. The Services provided under this Agreement are personal to the Consultant and may not be assigned or delegated. If the Consultant can no longer perform the Services for any reason, the Consultant shall (a) provide the Company and the Board with prompt written notice pursuant to paragraph 11 hereof, (b) return any fees paid pursuant to paragraph 4(a) hereof but not yet earned by the Consultant (pro rata based on the number of days during which Consultant was available to perform the Services), and (c) forfeit all rights to any success fee pursuant to paragraph 4(c) hereof. The Company may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Consultant; provided, however, the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

11.

Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or

(d) on the fourth business day following the date delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

Mr. Chuck Cremens

230 Cedar Street

Chatham, MA 02633

Telephone: (651)247-0233

Email: chuckcremens@comcast.net

If to the Company:

14631 North Scottsdale Road, Suite 200

Scottsdale, AZ 85254

Telephone: (480) 606-0820

Facsimile: (480) 606-0826

Attention: Christopher H. Volk

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.	Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

14.	Survival. The provisions of Sections 5, 6, 7 and 8 hereof shall survive any termination of the Consulting Period or this Agreement.

15.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director of the Company as may be designated by Supermajority Approval of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

REDFORD HOLDCO, LLC SPIRIT FINANCE CORPORATION

By:	Spirit Finance Capital Management, LLC
Its:	Manager

By:	/s/ Christopher H. Volk
Name: Christopher H. Volk
Title: Chief Executive Officer

CONSULTANT

/s/ Charles H. (Chuck) Cremens
Charles H. (Chuck) Cremens